SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

Check the appropriate box:

[ ] Preliminary Information Statement	[ ] Confidential, for use of the Commission only
[x]  Definitive Information Statement

                              The Bralorne Mining  Company
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[x]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:

____________________________________

2)	Aggregate number of securities to which transaction applies:

____________________________________

3)	Price per unit or other underlying value of transaction pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

____________________________________

4)	Proposed maximum aggregate value of transaction:

____________________________________

5)	Total fee paid:

____________________________________

[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
____________________________________

2)	Form, Schedule or Registration Statement No.:
____________________________________

3)	Filing Party:
____________________________________

4)	Date Filed:
____________________________________

The Bralorne Mining Company
Room 618, +17 Anyuan Road, Chaoyang District
Beijing, P.R. China 100029

INFORMATION STATEMENT

To the Holders of the Voting Stock:

The purpose of this Information Statement is to notify you that the holders of shares representing a majority of the voting power of The Bralorne Mining Company have given their written consent to a resolution adopted by the Board of Directors of Bralorne Mining to amend the certificate of incorporation so as to (1) change the name of the company to “Smooth Global (China) Holdings, Inc.” and (2) to effect a reverse split of the company’s common stock in a ratio of one-for-thirty.   We anticipate that this Information Statement will be mailed on July 9, 2007 to shareholders of record.  On or after July 30, 2007, the amendment of the certificate of incorporation will be filed with the Nevada Secretary of State and it will become effective.

The Nevada Revised Statutes permit holders of a majority of the voting power to take shareholder action by written consent. Accordingly, Bralorne Mining will not hold a meeting of its shareholders to consider or vote upon the amendment of Bralorne Mining’s certificate of incorporation.

WE ARE NOT ASKING YOU FOR A PROXY.
YOU ARE REQUESTED NOT TO SEND US A PROXY.

July 9, 2007	Zheng Shuying
Chief Executive Officer

VOTING SECURITIES OUTSTANDING

Stockholders of record entitled to vote were determined as of the close of business on June 25, 2007.  At that date, there were outstanding and entitled to vote 51,040,050 shares of Bralorne Mining common stock.   Each share of common stock entitles the holder thereof to one vote.

The following table sets forth the number of shares of voting stock beneficially owned by each person who, as of the Record Date, owned beneficially more than 5% of any class of Bralorne Mining’s voting stock, as well as the ownership of such shares by each member of Bralorne Mining’s Board of Directors and the shares beneficially owned by its officers and directors as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of Class
Zheng Shuying	0	--
Guan Da Wei	40,000,000	78.4%
Liu Meifeng	0	--

All directors and officers as a group (3 persons)	40,000,000	78.4%

Zhang Feng Ming	3,800,000	7.4%
_______________________________
(1)	Except as otherwise noted, the address of each shareholder is c/o Beijing Quan Tong Chang Information Service Limited, Room 618, +17 Anyuan Road, Chaoyang District, Beijing, P.R. China 100029.

(2)	Except as otherwise noted, all shares are owned of record and beneficially.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION
TO CHANGE THE NAME OF THE CORPORATION

The Board of Directors of Bralorne Mining has adopted a resolution to change the name of the corporation from Bralorne Mining to “Smooth Global (China) Holdings, Inc.”  The holders of shares representing a majority of the voting power of Bralorne Mining’s outstanding voting stock have given their written consent to the resolution. Under Nevada corporation law, the consent of the holders of a majority of the voting power is effective as shareholders’ approval. We will file the Amendment with the Secretary of State of Nevada on or after July 30, 2007, and it will become effective on the date of such filing (the “Effective Date”).

Reasons for Approving the Name Change

The primary purpose of the name change is to better represent the corporation’s business.  The corporation recently acquired all of the outstanding capital stock of Gold Profit (Asia) Group Limited, a company incorporated in the British Virgin Islands.  Gold Profit is a holding company that owns 100% of the registered capital of Beijing Quan Tong Chang Information Service Ltd. (“Beijing QTC”), a company organized under the laws of the People’s Republic of China.  Beijing QTC is engaged in the business of providing telecommunication services in the PRC.  Because of this new overall direction in the corporation’s business, the Board of Directors and majority shareholders have determined to change the corporation’s name.

Certificates for the corporation’s common stock that recite the name “The Bralorne Mining Company” will continue to represent shares in the corporation after the Effective Date.  If, however, a shareholder wishes to exchange his certificate for a certificate reciting the name “Smooth Global (China) Holdings, Inc.” after the Effective Date, he may do so by surrendering his certificate to the corporation’s Transfer Agent with a request for a replacement certificate and the appropriate stock transfer fee.  Bralorne Mining’s Transfer Agent is:

Nevada Agency & Trust Co.
50 West Liberty St., Suite 880
Reno, NV 89501
775-322-0626

AMENDMENT OF THE CERTIFICATE OF INCORPORATION
TO EFFECT A REVERSE SPLIT OF THE COMMON STOCK

The Board of Directors of Bralorne Mining has adopted a resolution to effect a reverse split of Bralorne Mining’s common stock in the ratio of 1:30 (the "Reverse Split").  The number of authorized shares of common stock will not be affected by the amendment. No fractional shares or scrip will be issued; rather, shareholders who would otherwise be entitled to a fractional share as a result of the Reverse Split will receive one whole share of Bralorne Mining common stock in lieu of the fraction.

Reasons for Approving the Reverse Split

 There are two primary reasons why the Board of Directors approved the Reverse Split.  The first reason is that our certificate of incorporation currently authorizes the Board of Directors to issue 200,000,000 common shares.  At present, 51,040,050 common shares have been issued and remain outstanding, and there is not an adequate number of authorized but unissued shares of common stock available for the various purposes for which the Board of Directors might wish to use such shares, such as effecting acquisitions, business expansion, obtaining financing, and recruiting management personnel, all of which will be necessary if Bralorne Mining is to undertake new business operations.

At the present time, the Board of Directors has not made any specific plan, commitment, arrangement, understanding or agreement with respect to the additional shares that will be available for issuance after the Reverse Split.

The second reason for the Reverse Split relates to the current low market price of our common stock.  Bralorne Mining will require financing to fund its business development, be it the costs of acquisitions or the capital needed to fund the growth of the acquired companies. The Board of Directors has come to the conclusion that an increase in the market price of the common stock may enhance the marketability of the common stock and so improve Bralorne Mining’s prospects for obtaining financing.  It is hoped that the Reverse Split will increase the per share market price of the common stock.  There is, however, no assurance that the market price will increase, or that it will not return to its current levels after the Reverse Split.

Recently, the market price for Bralorne Mining common stock has been only pennies per share. Many brokerage firms are reluctant to recommend lower-priced stocks to their clients. The policies and practices of some brokerage houses tend to discourage individual brokers within those firms from dealing in lower priced stocks. Additionally, the brokerage commission on the purchase or sale of stock with a relatively low per share price generally tends to represent a higher percentage of the sales price than the brokerage commission charged on a stock with a relatively high per share price. The Board of Directors believes that these issues are best addressed by an increase in the inherent value per share of common stock that will occur as a result of the Reverse Split. The Board believes that, absent the Reverse Split, Bralorne Mining is not likely to obtain any additional financing. Accordingly, the Board believes that the proposed Reverse Split is essential to Bralorne Mining’s prospects for raising financing through the sale of its common stock or derivative securities.

General Effect of the Reverse Split.

The amendment to the certificate of incorporation effecting the Reverse Split will provide that each thirty shares of common stock outstanding on the effective date of the Reverse Split will be exchanged for one post-Reverse Split share of Bralorne Mining common stock ("New Common Stock").  The New Common Stock will not be different from the common stock held by Bralorne Mining shareholders prior to the Reverse Split.  The holders of the New Common Stock will have the same relative rights following the effective date of the Reverse Split as they had before the effective date.

The table below shows the effect of the Reverse Split on the aggregate number of common shares outstanding at July 9, 2007.   The column labeled "After Reverse Split" does not reflect any adjustments that may result from the rounding up of fractional shares. We cannot calculate at this time the number of whole shares that will be issued in lieu of fractions as a result of the Reverse Split.

	Prior to Reverse Split	After Reverse Split
Shares of Common Stock:
Authorized	200,000,000	200,000,000
Issued and outstanding	51,040,050	1,701,335
Available for issuance	148,959,950	198,298,655
Par value per share	$0.001	$0.001

The Reverse Split will increase the number of shares available for issuance by the Board of Directors to 198,298,655.  The Board of Directors will be authorized to issue the additional common shares without having to obtain the approval of the Bralorne Mining shareholders.  Nevada law requires that the Board use its reasonable business judgment to assure that Bralorne Mining obtains "fair value" when it issues shares.  Nevertheless, the issuance of the additional shares would dilute the proportionate interest of current shareholders in Bralorne Mining.  The issuance of the additional shares could also result in the dilution of the value of shares now outstanding, if the terms on which the shares were issued were less favorable than the contemporaneous market value of Bralorne Mining common stock.

The Reverse Split, with the resulting increase in the number of shares available for issuance, is not being done for the purpose of impeding any takeover attempt.  Nevertheless, the power of the Board of Directors to provide for the issuance of shares of common stock without shareholder approval has potential utility as a device to discourage or impede a takeover of Bralorne Mining.  In the event that a non-negotiated takeover were attempted, the private placement of stock into "friendly" hands, for example, could make Bralorne Mining unattractive to the party seeking control of Bralorne Mining.  This would have a detrimental effect on the interests of any stockholder who wanted to tender his or her shares to the party seeking control or who would favor a change in control.

Exchange of Stock Certificates and Liquidation of Fractional Shares.

Upon filing of the certificate of amendment with the Nevada Secretary of State, the outstanding certificates representing common shares of Bralorne Mining common stock will be automatically converted into certificates representing shares of New Common Stock.  Every shareholder who surrenders a certificate representing shares of common stock to the transfer agent with the appropriate stock transfer fee will receive a certificate representing the appropriate number of shares of New Common Stock.  The name and address of the transfer agent for Bralorne Mining is stated above.

No Dissenters Rights

Under Nevada law, shareholders are not entitled to dissenters’ rights with respect to any of the transactions described in this Information Statement.

*           *           *